--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
Golleher               George                       (Month/Day/Year)         Cyrk, Inc. (CYRK)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)       November 10, 1999   5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Identifi-     X  Director           10% Owner         (Month/Day/Year)
c/o The Yucaipa Companies                           cation Number of    ----               ----
10000 Santa Monica Blvd., Fifth Floor               Reporting Person,       Officer (give      Other (specify  ---------------------
-------------------------------------------------   if an entity            title below)       below)         7. Individual or
                    (Street)                        (voluntary)         ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
Los Angeles         California        90067                                                                       Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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None.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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None.
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Explanation of Responses:

The reporting person does not benefically own any securities required to be reported.

                                                                        /s/ George Golleher                    November 19, 1999
                                                                       -------------------------------------  ----------------------
                                                                           Signature of Reporting Person             Date

                                                                                                                            Page 2
                                                                                                                   SEC 1473 (7-97)